EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
October 15, 1998                                                 401-727-5600
                                                          Renita E. O'Connell
                                                                 401-727-5401


                 HASBRO REPORTS RECORD THIRD QUARTER REVENUES

                QUARTERLY RESULTS IN LINE WITH PRE-ANNOUNCEMENT

    Pawtucket, RI (October 15, 1998) - Hasbro, Inc. (ASE:HAS) today reported third quarter results consistent with its September 28, 1998 announcement regarding the impact of ongoing and recently accelerated changes in inventory flow policies at Toys `R Us. "We are very pleased to report record third quarter revenues despite lower sales to this key customer," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

    Reported net revenues reached $945.5 million, or approximately 3% above the $915.5 million reported last year, in part due to the acquisition of Tiger Electronics in April and increased sales at Hasbro Interactive. As previously announced, the Company took a one-time pre-tax charge to write-off acquired in-process research and development of MicroProse, Inc., which was acquired for approximately $70 million in September 1998. Prior to this $20.0 million pre-tax charge ($13.6 million after tax), net earnings and diluted earnings per share were $74.9 million and $0.55, respectively, compared to $77.4 million and $0.57, respectively, a year ago. Including the charge, net earnings were $61.3 million and diluted earnings per share were $0.45.

    "In addition to revenue growth this quarter, we are also very pleased about two acquisitions that will fuel future growth in revenue and earnings well into the next century. The acquisition of MicroProse significantly enhances Hasbro Interactive in three key strategic growth areas going forward: brands and content, R&D assets, and European distribution," Hassenfeld added. "In addition, the pending acquisition of Galoob Toys, with its highly successful MICRO MACHINES and STAR WARS small-scale figures and vehicles, will be a tremendous addition to our rich brand portfolio," Hassenfeld continued.

    For the first nine months of 1998, revenues were $2.0 billion compared to $2.1 billion in 1997. Excluding the one-time charge, net earnings and diluted earnings per share were $88.2 million and $0.64, respectively, compared to $116.1 million and $0.87 a year ago. Including the charge, net earnings were $74.6 million and diluted earnings per share were $0.54.

    During the third quarter, the Company invested $65 million to repurchase
1.8 million shares. Under the $500 million share repurchase authorization announced on December 9, 1997, the Company has invested approximately $185 million to repurchase 5.1 million shares.


    "Looking ahead to the fourth quarter, we continue building sales and earnings momentum in several product lines," Hassenfeld noted. "These include Tiger Electronics' FURBY - an electronic interactive pet being introduced nationwide to great acclaim; TELETUBBIES; new releases from Hasbro Interactive and MicroProse - including our CD-ROM version of the ATARI game classic, CENTIPEDE, and our first Nintendo 64 game title, GLOVER; as well as a range of POKEMON offerings. Building excitement for 1999, we are shipping the first new product from STAR WARS Episode One - a MACE WINDU exclusive mail-in figure offer and a STAP vehicle with BATTLE DROID figure. In 1999, we look forward to a tremendous product line-up, led by STAR WARS, with Hasbro and Galoob teaming up with the Power of the Force. We are also on track to realize planned incremental cost savings from the Global Integration and Profit Enhancement Program next year, enabling us to continue to add value for our shareholders," Hassenfeld concluded.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions and currency fluctuations in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


                                     # # #
                               (Tables Attached)


                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Nine Months Ended
                                  ------------------    --------------------
                                  Sep. 27,  Sep. 28,     Sep. 27,   Sep. 28,
                                    1998      1997         1998       1997
                                  --------  --------    ---------  ---------
Net Revenues                      $945,498  $915,533   $2,000,375 $2,055,203
Cost of Sales                      402,369   403,027      853,776    891,315
                                   -------   -------    ---------  ---------
Gross Profit                       543,129   512,506    1,146,599  1,163,888
Amortization                        19,275    11,741       49,298     32,967
Royalties, Research and
 Development                       113,755   102,583      263,220    254,339
Advertising                        128,053   116,208      257,023    254,418
Selling, Distribution and
 Administration                    162,705   156,215      439,433    433,285
Acquired Research and Development   20,000         -       20,000          -
                                   -------   -------    ---------  ---------
Operating Profit                    99,341   125,759      117,625    188,879
Interest Expense                    11,308     9,197       20,036     19,120
Other (Income) Expense, Net         (1,568)    1,121      (12,082)    (6,112)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes        89,601   115,441      109,671    175,871
Income Taxes                        28,271    38,041       35,095     59,796
                                   -------   -------    ---------  ---------
Net Earnings                      $ 61,330  $ 77,400   $   74,576 $  116,075
                                   =======   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                         $    .47  $    .61   $      .56 $      .91
                                   =======   =======    =========  =========
    Diluted                       $    .45  $    .57   $      .54 $      .87
                                   =======   =======    =========  =========

  Cash Dividends Declared        $     .08  $    .08   $      .24 $      .24
                                   =======   =======    =========  =========

Weighted Average Number of shares
  Basic                            131,368   126,922      132,346    127,789
                                   =======   =======    =========  =========
  Diluted                          136,375   137,103      137,604    137,806
                                   =======   =======    =========  ========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Sep. 27,        Sep. 28,
                                                      1998            1997
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  176,486      $   80,030
  Accounts Receivable, Net                         1,030,751       1,153,910
  Inventories                                        383,809         347,779
  Other                                              336,261         175,534
                                                   ---------       ---------
  Total Current Assets                             1,927,307       1,757,253
  Property, Plant and Equipment, Net                 287,872         279,916
  Other Assets                                     1,461,125         986,782
                                                   ---------       ---------
  Total Assets                                    $3,676,304      $3,023,951
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  507,596      $  462,894
  Payables and Accrued Liabilities                 1,029,906         708,278
                                                   ---------       ---------
  Total Current Liabilities                        1,537,502       1,171,172
  Long-term Debt                                     300,000         148,751
  Deferred Liabilities                                80,010          68,924
                                                   ---------       ---------
  Total Liabilities                                1,917,512       1,388,847
  Total Shareholders' Equity                       1,758,792       1,635,104
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,676,304      $3,023,951
                                                   =========       =========